Exhibit 99.1

Chicago Atlantic Real Estate Finance Extends Maturity of its Revolving Credit Facility

to June 2026 and Increases Size of the Accordion Feature to $150 Million

CHICAGO— (February 29, 2024) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, announced that Chicago Atlantic Lincoln, LLC (“Chicago Atlantic Lincoln”), its wholly-owned financing subsidiary, entered into the Fifth Amended and Restated Loan and Security Agreement by and among Chicago Atlantic Lincoln and a syndicate of FDIC-insured financial institutions to extend the maturity of its $100.0 million secured revolving credit facility (the “Revolving Loan”) and increase the accordion feature of the Revolving Loan to facilitate additional commitments up to $150.0 million.

The Company extended the contractual maturity date from December 16, 2024 to June 30, 2026 and retained the one-year extension option, subject to customary conditions. The Revolving Loan bears interest at the Prime Rate plus an Applicable Margin, based upon Chicago Atlantic Lincoln’s leverage ratio. The Applicable Margin ranges from 0% to 1.25% over the Prime Rate, subject to a 3.25% Prime Rate floor.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “Our lending group has been very supportive, and we are pleased to extend the debt maturity to June 2026 as well as increase the accordion feature. We will continue our efforts to expand the size of this facility and broaden the lending group.”

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 70 employees and has deployed over $2.0 billion across more than 60 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit